     As filed with the Securities and Exchange Commission on May 6, 1997

                                           REGISTRATION STATEMENT NO.333-24083
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                              --------------------

                        POST-EFFECTIVE AMENDMENT NO.1

                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                               ------------------

                       MEADOWBROOK INSURANCE GROUP, INC.
             (Exact name of registrant as specified in its charter)


                   Michigan                       38-2626206
         (State of Incorporation)  (IRS Employer Identification Number)

                         26600 Telegraph Rd., Suite 300
                           Southfield, Michigan 48034
                                 (810) 358-1100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           MICHAEL G. COSTELLO, ESQ.
                       Vice President and General Counsel
                       Meadowbrook Insurance Group, Inc.
                         26600 Telegraph Rd., Suite 300
                           Southfield, Michigan 48034
                                 (810) 358-1100
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                            BARBARA A. BLUFORD, ESQ.
                         Bodman, Longley & Dahling LLP
                       100 Renaissance Center, 34th Floor
                            Detroit, Michigan 48243
                                 (313) 259-7777

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          -------------------------

This registration statement shall hereafter become effective in accordance with the provisions of Section 8(a) of the Securities Act of 1933.
================================================================================

PROSPECTUS

                      MEADOWBROOK INSURANCE GROUP, INC.
                        500,000 SHARES OF COMMON STOCK
                          (PAR VALUE $.01 PER SHARE)


                      MEADOWBROOK INSURANCE GROUP, INC.
                         SHAREHOLDER INVESTMENT PLAN



     Meadowbrook Insurance Group, Inc., a Michigan corporation (the "Company") hereby offers participation in its Meadowbrook Insurance Group, Inc. Shareholder Investment Plan (the "Plan"). The Plan provides investors with a convenient method of investing cash dividends and making optional cash investments to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), without payment of any brokerage commission or service charge.


     Investors electing to participate in the Plan may:

     - Acquire additional shares of Common Stock automatically by reinvesting cash dividends in additional shares of Common Stock.
     - Make an initial investment in Common Stock with a cash payment of at least $250 or, if already a holder of Common Stock, make optional cash payments at any time of at least $25 for any single investment, up to a maximum of $50,000 per calendar year.
     - Deposit certificates representing Common Stock into the Plan for safekeeping.
     - Receive, upon written request, certificates for whole shares of Common Stock credited to Plan accounts.
     - Sell shares of Common Stock credited to Plan accounts through the Plan.


     Shares of Common Stock will be purchased under the Plan, at the option of the Company, from newly issued shares or shares purchased in the open market. All purchases will be done through First Chicago Trust Company of New York ("First Chicago Trust"). The Common Stock is listed on the New York Stock Exchange ("NYSE"). The closing price of the Common Stock on May 5, 1997 on NYSE was $23.50



     The purchase price of newly issued shares of Common Stock purchased under the Plan for an Investment Date (as hereinafter defined) will be the closing price on the NYSE on the Investment Date, or, if that date is not a trading day, the trading day immediately preceding that day. The price of shares of Common Stock purchased in the open market will be the average cost of all shares purchased by First Chicago Trust's broker in relation to the applicable Investment Date. To fulfill Plan requirements, shares of Common Stock may be purchased in the open market or in privately negotiated transactions, or from the Company. At present, it is expected that such shares will be purchased in the open market. The price of any shares purchased in the open market will be the weighted average price per share of all shares purchased (excluding brokerage commissions and any other costs of purchase), which are paid by the Company with respect to the relevant Investment Date. The price of any shares purchased from the Company will be the closing price of Common Stock as reported on the New York Stock Exchange consolidated tape on the relevant Investment Date.

     Shareholders who elect not to participate will continue to receive cash dividends, as declared, in the usual manner. The terms of this Prospectus apply to dividends reinvested and optional payments made on and after April 15,
1997. This Prospectus sets forth the provisions of the Plan and, therefore, this Prospectus should be retained by participants in the Plan ("Participants") for future reference.
                              ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                              ------------------

                 The date of this Prospectus is May __, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at public reference facilities of the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, DC 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including the Company. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed under the Exchange Act with the Commission, File No. 1-4094, are incorporated herein by reference:
     (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and
     (2) the description of the Common Stock contained in a registration statement on Form 8-A dated September 14, 1995 filed under the Exchange Act and any amendments or reports filed with the Commission for the purpose of updating such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.




                                     (i)

     Any person, including any beneficial owner, receiving a copy of this Prospectus may obtain without charge, upon request, a copy of any of the foregoing documents incorporated by reference other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents. Requests for copies should be directed in writing or by telephone to the Investor Relations Department, Meadowbrook Insurance Group, Inc., 26600 Telegraph Road, Suite 300, Southfield, Michigan 48034, telephone
(810) 358-1100.












                                     (ii)

                        THE COMPANY AND ITS SUBSIDIARIES


     The Company is a Michigan corporation which was originally incorporated in 1985 under the name Star Holding Company. In November 1995, the Company changed its name and acquired Meadowbrook, Inc. ("Meadowbrook"). Meadowbrook was founded in 1955 as the Meadowbrook Insurance Agency and was subsequently incorporated in 1965. The Company's principal offices are at 26600 Telegraph Road, Suite 300, Southfield, Michigan 48034, telephone (810) 358-1100.

     The Company serves as a holding company for not only Meadowbrook but also Star Insurance Company ("Star"), Savers Property and Casualty Insurance Company ("Savers"), and American Indemnity Insurance Company, Limited ("American Indemnity"). Star was formed in 1985 as a subsidiary of Star Holding Company. Star then acquired Savers in 1990, and the Company acquired American Indemnity in 1994. In an initial public offering in November 1995, 27% of the Company's Common Stock was sold to the public.

     Star, a Michigan corporation, was formed as an admitted carrier in 1985 and today is licensed to write all lines of property and casualty insurance in 46 states and the District of Columbia.

     Savers, a Missouri corporation, provides all lines of property and casualty insurance on a surplus lines basis. Collectively, Star and Savers are authorized to write business, on either an admitted or surplus lines basis, in all 50 states.

     American Indemnity was acquired to enhance the Company's ability to offer clients rent-a-captive risk-sharing program.

     Meadowbrook, a Michigan corporation, is the largest independent insurance agency in Michigan, and provides a wide variety of traditional and alternative risk management services. Its clients include public entities, professional and trade associations, businesses and individuals.

     In November, 1996, the Company acquired Association Self Insurance Services, Inc. ("ASI") in Montgomery, Alabama. ASI provides third party administration services to self-insurance trusts in Alabama and recorded fee-based revenues of $5.2 million for its fiscal year ending September 30, 1996. The Company purchased the stock of ASI for cash consideration of $5,237,113, of which $3,345,016 was held back until certain long-term client contracts were renewed. Of this, $2,995,293 was paid in January, 1997, with balance due upon a final renewal in December, 1997. The Company also assumed a servicing tail liability estimated at $1.5 million under the life of claims contracts. This transaction will not have a material affect on the Company's financial condition.

     In December, 1996, the Company announced a five year joint underwriting agreement with Connecticut Surety Company ("Connecticut Surety"), transferring its risk in its surety bond business. The Company's insurance company, Star, will act as a policy issuing carrier for surety bonds in states where Connecticut Surety is not licensed. The Company's surety operations in Southfield, Michigan, Reno, Nevada, San Jose, California and Las Vegas, Nevada will become underwriting, claims and production offices of Connecticut Surety along with the Company's existing employees in those offices.

     Connecticut Surety also agreed to assume the unearned premium and the associated underwriting risks on the bulk of the Company's existing surety business. The effect of the risk transfer would reduce future net written premium by approximately $22 million on an annual basis based upon 1996 year-to-date results through September 30, 1996. Along with transferring the associated underwriting risks of that business, the Company will continue to earn ceding commissions and other fees for the duration of the agreement.



        MEADOWBROOK INSURANCE GROUP, INC. SHAREHOLDER INVESTMENT PLAN



     PURPOSE. The purpose of the Meadowbrook Insurance Group, Inc. Shareholder Investment Plan is to provide existing and potential investors in the Company with an expense-free and convenient way to purchase shares of Common Stock and to reinvest all or a portion of the investors' cash dividends from shares of the Company in additional shares of Common Stock.


     ADVANTAGES.

     - A person participating in the Plan (a "Participant") may elect to have all, a portion or none of the cash dividends automatically reinvested.

     - An investor not presently owning shares of Common Stock may become a Participant by making an initial cash investment for the purchase of Common Stock of at least $250. The Administrator will waive the $250 minimum initial investment for first time investors choosing to make their initial purchase and subsequent ongoing purchases through the automatic investment feature. Using this feature, new investors may purchase shares on a regular monthly basis by authorizing automatic withdrawals of $50 per month for at least five consecutive months from a designated bank account. Plan services are available to any shareholder of record, even if you own only one share.

     - A Participant may invest additional funds in Common Stock through optional cash investments of at least $25 for any single investment up to $50,000 per calendar year.

     - A Participant will pay no brokerage commissions or fees for shares purchased through the Plan.

     - A Participant may deposit Common Stock certificates, at no cost, in the Plan for safekeeping and to facilitate the transfer or sale of shares through the Plan in a convenient and efficient manner.

     - A Participant's funds are fully invested in Common Stock through the purchase of whole shares and fractional shares.

     - A Participant may direct the Administrator to transfer, at no cost, all or a portion of shares of Common Stock credited to the Participant's Plan Account (including those shares deposited into the Plan for safekeeping).

     - A Participant may sell shares of Common Stock credited to the Participant's Account.

     - A Participant will receive a transaction advice after each transaction.

     DISADVANTAGES.

     - A Participant has no control over the time or price at which Common Stock is purchased or sold for the Participant's Account.

     - Optional and initial cash investments must be received by the Administrator prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the investment will be held by the Administrator and invested beginning on the next Investment Date.

     - No interest will be paid on funds held by the Administrator pending investment under the Plan. Participants bear the market risk associated with fluctuations in the price of Common Stock.

     ADMINISTRATION. First Chicago Trust (the "Administrator") will administer the Plan, purchase and hold on behalf of Participants shares of Common Stock acquired under the Plan, keep records, send statements of account activity to Participants, and perform other duties related to the Plan.

     PROGRAM FEES, COMMISSIONS AND MINIMUM/MAXIMUM INVESTMENTS.

     MINIMUM AND MAXIMUM INVESTMENTS.

     - The minimum initial investment by new shareholders is $250 by check or money order, or $50 through the automatic investment feature with a minimum of 5 (five) consecutive purchases.

     - The minimum for additional investments by check or money order is $25.

     - The minimum for additional investments using the automatic investment feature is $25.

     - Additional investments, including automatic investments, are subject to a maximum annual limit of $50,000 per calendar year.

     PROGRAM FEES AND COMMISSIONS.

            PARTICIPATION-- NO CHARGE
            TERMINATION-- NO CHARGE
            CUSTODY SERVICES/CERTIFICATE SAFEKEEPING-- NO CHARGE REQUEST FOR CERTIFICATES-- NO CHARGE
            AUTOMATIC DEPOSIT OF DIVIDENDS-- NO CHARGE

     INITIAL INVESTMENTS-- NO CHARGE TO YOU. The Company pays your transaction processing fee and applicable brokerage commissions.

     ADDITIONAL INVESTMENTS-- NO CHARGE TO YOU. The Company pays your transaction processing fee and applicable brokerage commissions.

     AUTOMATIC INVESTMENTS-- NO CHARGE TO YOU. The Company pays your transaction processing fee and applicable brokerage commissions.

     REINVESTMENT OF DIVIDENDS-- NO CHARGE TO YOU. The Company pays your transaction processing fee and applicable brokerage commissions.

     SALE OF SHARES-- Each sale will entail a transaction processing fee plus any applicable brokerage commission. Fees will be deducted from the proceeds derived from the sale. Contact the Administrator at 1-800-519-3111 for information regarding the current fee schedule.

     ALL CORRESPONDENCE AND INQUIRIES CONCERNING THE PLAN SHOULD BE DIRECTED TO:

The Meadowbrook Insurance Group, Inc. Shareholder Investment Plan
c/o First Chicago Trust Company
P.O. Box 2598
Jersey City, NJ 07303-2598


     Be sure to include a reference to the Meadowbrook Insurance Group, Inc. in your correspondence.

     TELEPHONE
     SHAREHOLDER CUSTOMER SERVICE, INCLUDING SALE OF SHARES: 1-800-519-3111 Normal Hours: 8:00 am - 10:00 pm Eastern time each business day
                   8:00 am -  3:30 pm Eastern time Saturdays
     Customer Service Representatives are available 8:30 am - 7:00 pm Eastern time each business day.

     NON-SHAREHOLDERS REQUESTING PLAN MATERIAL: 1-800-649-2579
     Available 24 hours a day, every day of the year.

     INTERNET: Messages forwarded on the Internet will be responded to within one business day. The Fist Chicago Trust Internet address is "HTTP://WWW.FCTC.COM"

     E-MAIL: First Chicago Trust's E-mail address is "FCTC@EM.FCNBD.COM"

     TDD: 1-201-222-4955 Telecommunications Device for the hearing impaired.

     FOREIGN LANGUAGE TRANSLATION SERVICE for over 140 foreign languages is available to support the needs of the Company's shareholder base.

     ELIGIBILITY. Any person or entity, whether or not a shareholder of record of the Common Stock, is eligible to participate in the Purchase Plan, provided that (i) such person or entity fulfills the prerequisites for participation described below and (ii) in the case of citizens or residents of a country other than the United States, its territories and possessions, participation would not violate local laws applicable to the Company, the Plan and the Participant.

     ENROLLMENT. Record or registered holders of Common Stock may join the Plan at any time after being furnished with a copy of this Prospectus and completing an Enrollment Authorization Form. Request for copies of Enrollment Authorization Forms, as well as copies of other Plan forms and this Prospectus, should be made in writing or by telephone to the Administrator's address and telephone number listed in "Administration" above. Record holders of Common Stock should be sure to sign their name(s) on the Enrollment Authorization Form exactly as they appear on their Enrollment Authorization Form.

     Beneficial owners, i.e., shareholders whose shares are held in nominee name by a bank or broker, must (i) become record holders (shareholders who are registered on the books of the Company by having such shares transferred into the shareholders' names), or (ii) make arrangements with the broker, bank or other nominee to participate on the shareholders' behalf.

     Investors not presently holding Common Stock may become Participants by making a minimum initial cash investment of at least $250 through the Plan with a completed Enrollment Authorization Form.

     Any person or entity will become a Participant only after fulfilling the above prerequisites for participation and a properly completed Enrollment Authorization Form has been received and accepted by the Administrator. Requests for copies of Enrollment Authorization Forms and this Prospectus should be made in writing or by telephone to the Administrator's address and telephone numbers listed above.

     COST. Participants will incur no brokerage commission or service charges for purchases made under the Plan. All costs of administration of the Plan, including purchase of Plan shares, will be paid by the Company. However, Participants whose shares are sold by the Plan Administrator must pay the sales fee, brokerage commission and applicable taxes for those shares. The commission on any shares purchased on the open market under the Plan will be reported as a taxable item.

     INITIAL AND OPTIONAL CASH INVESTMENTS. A Participant may make optional cash investments at any time by delivering to the Administrator (a) a completed optional cash investment stub which is attached to each Participant's statement or Enrollment Authorization Form and (b) a personal check or money order payable to "First Chicago - Meadowbrook". DO NOT SEND CASH. The method of delivery of any cash investment is at the election and risk of the Participant or interested investor and will be deemed received when actually received by the Administrator. There is no obligation to make any optional cash investment.

     Interested investors, who are not registered holders of Common Stock, may become Participants by making a minimum initial cash investment of at least $250. Cash investments not invested in Common Stock within 35 days of receipt (except where deferral is necessary under applicable federal or state laws or regulations) will be promptly returned to the Participant. All cash investments are subject to collection by the Administrator of full face value in U. S. funds and will be deemed received when actually received by the Administrator.

     Upon a Participant's written request, a refund of an initial or any optional cash investment, not already invested, will be made, provided the request is received by the Administrator at least two business days prior to the next Investment Date. However, no refund of a check or money order will be made until the funds from such instruments have been collected by the Administrator.

     AUTOMATIC INVESTMENT. Automatic investment enables you to pre-authorize the Administrator to electronically debit your checking or savings account (with a U.S. financial institution) each month to purchase additional shares. This permits you to make regular investments, if you choose, in an amount and schedule that are comfortable for you, without the inconvenience of writing and mailing checks.

     To initiate automatic investments, you must complete and sign an Authorization Form for Automatic Deductions and return it to the Administrator. Authorization forms will become effective as promptly as practicable; however, you should allow 4-6 weeks for your first investment to be initiated.

     Once automatic deductions are begun, funds will be withdrawn from your bank account on either the 1st or 15th of each month, or both (as chosen by you), or the next business day if either the 1st or the 15th is not a business day, and will normally be invested within five business days.

     DIVIDEND OPTIONS.

     Cash Dividends. You may receive all your dividends in cash. A check for the full dividend amount will be mailed to you. In lieu of receiving a dividend check, you may authorize the

Administrator to electronically credit your checking or savings account on the dividend payment date.

     Dividend Reinvestment. You can reinvest all or part of your dividends in additional shares of Common Stock. Just notify the Administrator in writing or use an Enrollment Authorization Form obtainable from the Administrator. You can change your dividend option at any time.

     (NOTE: Participants may elect to receive dividends on any number of full shares in cash. Remaining dividends are invested in additional shares.)

     Dividend payments will be reinvested in Common Stock promptly following receipt by First Chicago Trust, but in no event later than 30 days after receipt (except where deferral is necessary under applicable federal or state laws or regulations).

     First Chicago Trust will deposit all funds (dividends and cash investments) promptly following receipt in an account maintained at First Chicago NBD Corporation ("First Chicago"), an affiliate of First Chicago Trust. No interest will be paid on any funds received by First Chicago Trust and held for First Chicago Trust at its affiliate, First Chicago, pending investment.

     INVESTMENT DATES. An "Investment Date" will occur at least once each week. Optional and initial cash investments will be invested in Common Stock beginning on the first Investment Date following receipt by the Administrator; provided, that such investment must be received by the Administrator no later than two business days prior to an Investment Date to be invested beginning on that Investment Date. Otherwise, the investment may be held by the Administrator and invested beginning on the next Investment Date. No interest will be paid on funds held by the Administrator pending investment. Dividend and voting rights will commence upon settlement, which is ordinarily three business days after purchase.

     CHANGING PLAN OPTIONS AND WITHDRAWALS. A Participant may change investment options or withdraw some or all of the Common Stock credited to the Participant's Account at any time by delivering written instructions to the Administrator. To be effective with respect to a particular cash dividend, any instructions to change investment options must be received by the Administrator on or before the record date relating to such cash dividend payment.

     TRANSFERRING PLAN SHARES. If a Participant wishes to change the ownership of all or part of the Participant's Plan shares through gift, private sale or otherwise, the Participant may do so by delivering to the Administrator a written request. The transfer will be done as soon as practicable following the Administrator's receipt of the required documentation, subject to the provisions of receipt on or before the record date relating to cash dividend payment. No fractional shares of Common Stock credited to a Participant's Account may be transferred unless the Participant's entire Account is transferred. Request for Account transfers are subject to the same requirements as for the transfer of securities, including the requirement of receipt by the Administrator of a properly executed stock assignment with a guarantee of signatures.

     Shares transferred will continue to be held by the Plan Administrator under the Plan. An Account will be opened in the name of the transferee, if the transferee is not already a Participant, and such transferee will automatically be enrolled in the Plan. All dividends on shares transferred to the transferee's Plan Account will be reinvested unless otherwise directed by the transferee.

     Transferees will be sent a statement showing the transfer of such shares into the transferees' Accounts. The transferor may request from First Chicago Trust a non-negotiable gift certificate which may be presented to the transferee.

     DIRECT DEPOSIT OF DIVIDENDS NOT REINVESTED. A Participant who elects not to reinvest all cash dividends on shares of Common Stock may receive such non-reinvested cash dividends by electronic deposit to the Participant's predesignated bank, savings, or credit union account. To receive a direct deposit of funds, a Participant must complete and sign a Direct Deposit Authorization Form and return it to the Plan Administrator. Direct deposit will become effective as promptly as practicable after receipt of a completed Direct Deposit Authorization Form. Changes in designated direct deposit accounts may be made by delivering a completed Direct Deposit Authorization Form to the Administrator. Cash dividends on shares of Common Stock not designated for reinvestment and not directly deposited will be paid by check on the applicable Dividend Payment Date.

     PURCHASE OF SHARES. Shares of Common Stock purchased for Participants under the Plan will be either newly issued shares or, at the Company's option, shares of Common Stock purchased in the open market by First Chicago Trust's broker. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan will be purchased in the open market. The Company may not change its determination that Common Stock will be purchased for Participants from the Company or on the open market more than once in any three-month period. Furthermore, at any time that shares of Common Stock are purchased for Participants under the Plan in the open market, the Company will not exercise its right to change the source of purchases of shares of Common Stock absent a determination by the Company's Board of Directors that the Company's need to raise equity capital has changed or there is another valid reason for the change. Purchases of shares of Common Stock from the Company will be made on the relevant Investment Date at the closing price on the NYSE on the Investment Date or, if that day is not a trading day, the trading day immediately preceding that day.

     Purchases in the open market may begin on the relevant Investment Date and should be completed no more than 5 days after that Investment Date. The price of any shares of Common Stock purchased in the open market for Participants will be the weighted average purchase price per share of the aggregate number of shares purchased for the Plan for the relevant Investment Date. Neither the Company nor any participant will exercise any direct or indirect control or influence over the times when or prices at which Common Stock may be purchased for the Plan, the amounts of shares to be purchased, the market on which the shares are to be purchased or sold, the manner of purchase or sale or the selection of a broker-dealer through which purchases for the Plan may be executed.

     Participant's funds will be commingled with those of other participants for the purpose of executing purchases for shares under the Plan with respect to the same Investment Date. The number of shares (including any fraction of a share rounded to three decimal places) of Common Stock credited to the Account of a Participant for a particular Investment Date will be determined by dividing the total amount of cash dividends, optional cash investments and/or initial cash investments to be invested for such Participant on such Investment Date by the relevant purchase price per share.

     CERTIFICATES FOR SHARES. All shares purchased on behalf of a Participant through the Plan will be held by the Plan. A Participant can, however, at any time and without charge, obtain a certificate for all or part of the whole shares of Common Stock credited to the Participant's Plan account by making a request in writing or by telephone to the Administrator. No certificates for fractional shares will be issued.

     SAFEKEEPING SERVICE. At the time of enrollment in the Plan, or at any later time, Participants may use the Plan's "Share Safekeeping Service" to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the Participant's account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan's Share Safekeeping Service, Participants no longer bear the risk associated with loss, theft or destruction of stock certificates. Also, because shares deposited with the Administrator are treated in the same manner as shares purchased through the Plan, they may be transferred or sold through the Plan in a convenient and efficient manner.

     INSURED CERTIFICATE MAILINGS. To insure against loss resulting from mailing stock certificates to the Administrator, the Administrator provides mail insurance free of charge for certificates valued at up to $25,000.

     To be eligible for certificate mailing insurance, an individual investor must observe the following guidelines. Certificates must be mailed in brown, pre-addressed return envelopes supplied by the Administrator. Certificates mailed to the Administrator must be mailed first class. Individual investors must notify the Administrator of any claim within thirty (30) calendar days of the date the certificates were mailed. To submit a claim, an individual investor must be a current Participant or the loss must be incurred in connection with becoming a Participant. In the latter case, the claimant must enroll in the Plan at the time the insurance claim is processed. The maximum insurance protection provided to the Participant and coverage is available only when the certificates are sent to the Administrator in accordance with the guidelines described above.

     Insurance covers the replacement of shares of stock, but in no way protects against any loss resulting from fluctuations in the value of such shares from the time the individual mails the certificates until such time as replacement can be effected.

     SELLING SHARES. You may sell shares held through the Plan in most cases by calling the Administrator at 1-800-519-3111. If you prefer, mail your request using one of the transaction forms provided with each statement and transaction advice. Certificated shares can be deposited in your Plan account and subsequently sold through the Plan.

     The Administrator will make every effort to process your order on the day it is received, provided that instructions are received before 1:00 p.m. Eastern time on a business day during which the Administrator and the relevant securities markets are open. The proceeds of the sale, less applicable fees and commissions, will be sent to you.

     You have full control of your Plan shares and can transfer or dispose of them at any time. You may choose to sell shares held for you by the Administrator through the broker of your choice. If you choose to do so, just call or write the Administrator. A certificate will be issued and mailed to you, or your broker (if you request), within 2 business days of the Administrator's receipt of your request.

     REPORTS TO PARTICIPANTS. Each Participant will receive a quarterly statement showing any dividends reinvested as well as all transactions for the Participant's Account during the current calendar year. Statements will also be provided whenever the Participant has made an optional cash investment, deposited, transferred, or withdrawn shares of Common Stock or had cash dividend payments reinvested in Common Stock. The Administrator also will send each Participant a statement promptly after the sale of any Common Stock under the Plan. Participants should retain these statements in order to establish the cost basis, for tax purposes, for shares of Common Stock acquired under the Plan.

     Participants will receive copies of all communications sent to holders of Common Stock. This may include quarterly reports, annual reports, proxy material, consent solicitation material and Internal Revenue Service information, if appropriate, for reporting dividend income. All notices, statements and other communications from the Administrator to Participants will be addressed to the latest address of record; therefore, it is important that Participants promptly notify the Administrator in writing of any change of address.

     STOCK DIVIDEND OR STOCK SPLIT. Any stock dividends or split shares of Common Stock distributed by the Company on Plan shares will be credited pro rata to each Participant's account in the same manner as shareholders who are not Plan Participants.

     VOTING RIGHTS. Prior to each shareholder meeting, each Participant will be mailed a proxy representing the shares of Common Stock held in the Participant's Plan account combined with any other shares of Common Stock registered in the Participant's name on the record date for such meeting. Shares of Common Stock credited to a Participant's account will not be voted unless the Participant provides voting instructions for such shares. All shares of Common Stock held in a Participant's account will be entitled to one vote per share.

     TERMINATION OF PARTICIPATION BY A PARTICIPANT. A Participant may at any time terminate participation in the Plan by telephone or providing written notice to the Administrator. Unless a Participant requests that the shares held in the Participant's account be sold, the Administrator will send a stock certificate for the number of whole shares in the Participant's account and a check to the Participant equal to the current market value of any fractional shares in the Participant's account, less any applicable fees and commissions.

     If a notice to terminate an account with dividend reinvestment instructions is received by the Administrator on or after the record date for a dividend payment, such notice to terminate will not become effective until such dividend has been reinvested and the shares purchased are credited to the Participant's account.

     If a Participant disposes of all whole shares of Common Stock credited to the Participant's Plan account and registered in the Participant's name, the Participant may no longer be eligible to participate in the Plan and a check equal to the current market value may be issued to him for the fractional share, less any services fees, any brokerage commissions and any other costs of sale (and any applicable transfer or withholding taxes).

     FEDERAL INCOME TAX CONSEQUENCES. The amount of cash dividends paid to a Participant by the Company is considered taxable income, even though reinvested through the Plan. Brokerage commissions paid for a Participant by the Company will be included as dividend income, for tax purposes, and the amount is to be added to the cost basis of the shares purchased through the Plan. The information return sent to a Participant and the Internal Revenue Service ("IRS") at year-end will show as dividend income the amount of dividends reinvested through the Plan, as well as the amount of any brokerage commissions.

     A Participant will not realize any taxable income when the Participant receives certificates for whole shares credited to the Participant's Account. Gain or loss will be recognized by the Participant when the Participant sells such whole shares and will be recognized by a Participant when a fractional share credited to the Participant's Account is sold pursuant to the terms of the Plan. The sale of any whole or fractional shares through the Plan will be reported to the IRS and a Participant on Form 1099-B.

     A Participant should consult with the Participant's personal tax advisor for advice applicable to the Participant's particular situation.

     SUSPENSION, MODIFICATION OR TERMINATION OF PLAN. The Company may suspend, modify or terminate the Plan at any time, in whole, in part or in respect of Participants in one or more jurisdictions, without the approval of Participants. Notice of such suspension, modification or termination will be sent to all affected Participants, who will in all events have the right to withdraw from participation. Upon any whole or partial termination of the Plan by the Company, each affected Participant will receive (i) a certificate for all of the whole shares of Common Stock credited to the Participant's Account,
(ii) any unreinvested dividends or cash investments credited to the

Participant's Account, and (iii) a check for the cash value of any fractional shares of Common Stock credited to the Participant's Account. Such fractional shares will be valued at the then current market value, less any service fee, any brokerage commissions and any other costs of sale.

     In the event the Company terminates the Plan for the purpose of establishing another stock purchase and/or dividend reinvestment plan, Participants will be automatically enrolled in such other plan and shares credited to the Participant's Plan Accounts will be credited automatically to such other plans, unless notice to the contrary is received by the Plan Administrator.

     The Company also reserves the right to terminate any Participant's participation in the Plan at any time for any reason upon written notice to the Participant at the address appearing on the Administrator's records.

     PLAN INQUIRIES. All inquiries concerning the Plan should be directed to the Administrator (see above). A Participant should include in all correspondence the Participant's shareholder account number, taxpayer identification number (social security number), and a day-time telephone number where the Participant may be contacted during normal working hours to facilitate a prompt response.

     LIMITATION OF LIABILITY. Neither the Company nor the Plan Administrator (including the Company if it is acting as such) will be liable for any act done in good faith or for the good faith omission to act in connection with the Plan, including, without limitation, any claim of liability arising out of failure to terminate a Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares of Common Stock are purchased or sold for the Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares. Furthermore, if it appears to the Company that any Participant is using or contemplating the use of the optional cash payment investment mechanism in a manner or with the effect that, in the sole judgment and discretion of the Company, is not in the best interests of the Company or its shareowners, then the Company may decline to issue all or any portion of the shares of Common Stock for which any optional cash payment by or on behalf of such Participants is tendered. Such optional cash payment (or the portion thereof not to be invested in shares of Common Stock) will be returned by the Company as promptly as practicable, without interest.

     Participants should recognize that the Company cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

     Although the Company currently intends to continue the payment of quarterly dividends on the Common Stock, the payment of dividends will depend upon future earnings, the financial condition of the Company and other factors.

     INTERPRETATION AND REGULATION OF PLAN. The officers of the Company are authorized to take such actions as may be consistent with the Plan's terms and conditions. The Company reserves the right to interpret and regulate the Plan as the Company deems desirable or necessary in connection with the Plan's operations.

                                USE OF PROCEEDS

     If newly issued shares of Common Stock are purchased under the Plan, the proceeds from such sales will be used for general corporate purposes, including, without limitation, the redemption, repayment or retirement of outstanding indebtedness of the Company or the advance or contribution of funds to one or more of the Company's subsidiaries to be used for general corporate purposes or to increase capital. The Company is unable to estimate the amount of proceeds from the purchase of such shares of Common Stock by the Plan which may occur. The Company will not receive any proceeds when shares of Common Stock are purchased under the Plan in the open market.

                              PLAN OF DISTRIBUTION

     The Common Stock being offered hereby is offered pursuant to the Plan, the terms of which provide for the purchase of shares of Common Stock, either newly issued shares or on the open market through the Plan Administrator. As of the date of this Prospectus, shares of Common Stock purchased for Participants under the Plan are purchased on the open market. The Plan provides that the Company may not change its determination regarding the source of purchases of shares under the Plan more than once in any three month period. The primary consideration in determining the source of shares of Common Stock to be used for purchases under the Plan is expected to be the Company's need to increase equity capital. If the Company does not need to raise funds externally or if financing needs are satisfied using non-equity sources of funds to maintain the Company's targeted capital structure, shares of Common Stock purchased for Participants under the Plan will be purchased on the open market, subject to the aforementioned limitation on changing the source of shares of Common Stock.

     The Company will pay all brokerage commissions incurred on purchases of shares of Common Stock, administrative costs, and expenses associated with the Plan. Participants will bear the cost of brokerage commissions related to sales of shares of Common Stock made in the open market.

                          DESCRIPTION OF COMMON STOCK


     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock"), and 1,000,000 shares of preferred stock, the par value (not to be less than $.01 per share), rights, preferences and powers of which may be designated by the Board of Directors of the Company (the "Preferred Stock"). As of the date of this Prospectus, there are 8,658,831 shares of Common Stock outstanding, held by 205 holders of record, and no shares of Preferred Stock outstanding. The Company has no present plans to issue any shares of Preferred Stock.

     Holders of shares of Common Stock have no pre-emptive, redemption, conversion or sinking fund rights. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of holders of shares of Common Stock and do not have any cumulative voting rights. In the event of a liquidation, dissolution or winding-up of the Company, the holders of shares of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all debts and liabilities of the Company and the liquidation preference of any outstanding shares of Preferred Stock. The outstanding shares of Common Stock are, and the shares offered by the Company hereby when issued will be, fully paid and nonassessable. Additional authorized but unissued shares of Common Stock may be issued by the Board of Directors of the Company without the approval of the shareholders.

     Holders of shares of Common Stock participate ratably in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available for such purposes, subject to the rights of any outstanding shares of Preferred Stock.

     The Articles of Incorporation provide that the Board of Directors will be divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. The Board of Directors of the Company currently consists of thirteen persons. The Articles of Incorporation provide that to the extent holders of Preferred Stock are given the right, voting separately or by class or series, to elect directors, such directors shall not be divided into the foregoing classes.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company and its subsidiaries included in the Company's Annual Report on Form 10-K, incorporated herein by reference, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in the report appearing therein. Such financial statements and schedule are incorporated therein by reference in reliance on such report given upon the authority of that firm as experts in accounting and auditing.

                                 LEGAL OPINIONS

     Certain legal matters in connection with the Common Stock offered hereby have been passed upon for the Company by Bodman, Longley & Dahling LLP, Detroit, Michigan.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THE PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION HEREIN CONTAINED OR INCORPORATED BY REFERENCE IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                  ----------------------------------------

                              TABLE OF CONTENTS


PROSPECTUS
AVAILABLE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS
  BY REFERENCE
THE COMPANY AND ITS SUBSIDIARIES
MEADOWBROOK INSURANCE GROUP, INC. SHAREHOLDER INVESTMENT PLAN
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF COMMON STOCK
EXPERTS
LEGAL OPINIONS





                         MEADOWBROOK INSURANCE GROUP
                                    INC.




                               500,000 SHARES
                                COMMON STOCK
                         (PAR VALUE $.01 PER SHARE)



                    -------------------------------------

                                 PROSPECTUS




                            MEADOWBROOK INSURANCE
                           GROUP, INC. SHAREHOLDER
                               INVESTMENT PLAN


                    -------------------------------------



                                 MAY __, 1997

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an itemized statement of all estimated expenses in connection with the issuance and distribution of the securities being registered:


Registration Fees ............................................  $ 3,590

Printing and Engraving Expenses ..............................  $ 7,500

Legal Expenses ...............................................  $ 5,000

Blue Sky Fees and Expenses ...................................  $ 2,500

Accounting Fees and Expenses .................................        0

NASD Fees ....................................................        0

Miscellaneous  ...............................................  $ 5,000
                                                                -------
TOTAL: .......................................................  $23,590
                                                                =======

     ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Michigan Business Corporation Act provides that, under certain circumstances, directors, officers, employees and agents of a Michigan corporation may be indemnified against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with settling, or otherwise disposing of, suits or threatened suits to which they are a party or threatened to be named a party by reason of acting in any of such capacities if such person acted in a manner such person believed in good faith to be in, or not opposed to, the best interests of the corporation. The bylaws of the Company provide for indemnification of officers and directors to the fullest extent permitted by such Michigan law. The Company's Articles of Incorporation also limit the potential personal monetary liability of the members of the Company's Board of Directors to the Company or its stockholders for certain breaches of their duty of care or other duties as a director. The Company maintains (i) director and officer liability insurance that provides for indemnification of the directors and officers of the Company and of its subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of the Company and its subsidiaries in those instances where the Company and/or its subsidiaries indemnified its directors and officers. The present limits of liability for the director and officer liability insurance and the company reimbursement insurance policies are $10 million.

     ITEM 16.   EXHIBITS.


  4.1 Articles of Incorporation of the Company, including Certificate of Amendment to the Articles of Incorporation, filed as Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-95528, and incorporated herein by reference.
* 5.1  Opinion of Bodman, Longley & Dahling LLP


* 23.1 Consent of Coopers & Lybrand L.L.P.



* 23.2 Consent of Bodman, Longley & Dahling LLP

* 24.1 Power of Attorney

-------------------
* Previously filed.

       ITEM 17. UNDERTAKINGS.

       The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933 (the "Securities Act"), each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Southfield, State of Michigan, on this 6th day of May, 1997.



                                           MEADOWBROOK INSURANCE GROUP, INC.


                                           By:  /s/ Robert S. Cubbin
                                                ----------------------------
                                           Its: Executive Vice President,
                                                Secretary and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





    SIGNATURE                             TITLE                        DATE

        *                     Chairman, Chief Executive             May 6, 1997
----------------------        Officer and Director
Merton J. Segal               (Principal Executive Officer)


        *                     President and Director                May 6, 1997
----------------------
 Warren D. Gardner

        *                     Executive Vice President,             May 6, 1997
----------------------        Chief Marketing Officer and
James R. Parry                Director

/s/ Robert S. Cubbin          Executive Vice President,
----------------------        Secretary and Director                May 6, 1997
    Robert S. Cubbin

        *                     Executive Vice President,             May 6, 1997
----------------------        Treasurer (Principal
    Joseph C. Henry           Financial and Accounting
                              Officer) and Director

        *                     Director                              May 6, 1997
----------------------
  David J. Campbell

        *                     Director                              May 6, 1997
----------------------
  Joseph S. Dresner

        *                     Director                              May 6, 1997
---------------------
   William K. Good

        *                     Director                              May 6, 1997
---------------------
  Hugh W. Greenberg

        *                     Director                              May 6, 1997
---------------------
    Florine Mark

        *                     Director                              May 6, 1997
---------------------
   Irvin F. Swider

        *                     Director                              May 6, 1997
---------------------
    Bruce E. Thal

        *                     Director                              May 6, 1997
---------------------
   Herbert Tyner




*By his signature below, Robert S. Cubbin, pursuant to duly executed powers of attorney filed with the Securities and Exchange Commission, has signed this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 on May 6, 1997 on behalf of the above-listed persons designated by asterisks, in the capacities set forth opposite their respective names.




                                     /s/ Robert S. Cubbin
                                     ----------------------------
                                     Robert S. Cubbin
                                     Attorney-in-Fact

                                 EXHIBIT INDEX




  NO.     EXHIBIT

  4.1 Articles of Incorporation of the Company, including Certificate of Amendment to the Articles of Incorporation, filed as
          Exhibit 4.1 to the Company's Registration Statement on Form S-1, Registration No. 33-95528, and incorporated herein by reference.

* 5.1     Opinion of Bodman, Longley & Dahling LLP


* 23.1    Consent of Coopers & Lybrand L.L.P.


* 23.2    Consent of Bodman, Longley & Dahling LLP


* 24.1    Power of Attorney, as set forth on the signature page hereof.

-------------------
* Previously filed.